Exhibit 99.1

News Release
Pentair Reports Third Quarter 2015 Results

•	Third quarter sales of $1.6 billion. Total sales declined 12 percent consisting of a 5 percent decline in core sales and FX translation impact of negative 7 percent.

•	Adjusted EPS decreased 13 percent to $0.97 and adjusted operating margins declined 70 basis points to 16.1 percent compared to third quarter 2014 adjusted results.

•	Free cash flow was $176 million in the quarter and the company expects to deliver full year free cash flow equal to approximately 100 percent of adjusted net income.

•	Beginning last quarter, Pentair started excluding non-cash intangible amortization from adjusted EPS guidance to better reflect the company's performance.

•
The company updates 2015 adjusted EPS guidance to a range of $3.84 - $3.86. This excludes approximately $0.50 per share of non-cash intangible amortization. The company's prior adjusted EPS guidance of $3.80 - $3.90 also excludes non-cash intangible amortization.

Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
MANCHESTER, United Kingdom — October 20, 2015— Pentair plc (NYSE: PNR) today announced third quarter 2015 sales of $1.6 billion. Sales were down 12 percent compared to sales for the same period last year. Adjusted third quarter 2015 earnings per diluted share from continuing operations (“EPS”) were $0.97, down 13 percent from adjusted EPS of $1.11 in the third quarter of last year. On a GAAP basis, the company reported EPS of $0.63 compared to EPS of $1.00 in the third quarter of 2014. Amounts excluded from adjusted EPS, adjusted net income, adjusted operating income and segment income are described in the attached schedules.
“Our third quarter results were in line with our previously communicated expectations as three of our four segments delivered solid margin improvement,” said Randall J. Hogan, Pentair Chairman and Chief Executive Officer.  “Our sales into the Residential & Commercial and Food & Beverage verticals remained healthy as we continued to face ongoing challenges in the Energy and Industrial verticals.  We continue to drive productivity and adjust our cost structure aggressively as we manage these ongoing challenges, particularly within our Valves & Controls business.  We are pleased to have closed the acquisition of ERICO during the quarter and our integration efforts are underway.  We are focused on delivering strong cash flow and reducing our balance sheet leverage.  We remain committed to delivering long-term shareholder value.”

Third quarter 2015 adjusted operating income was $249 million, down 16 percent compared to the same period last year, and adjusted operating margins were 16.1 percent, a decline of 70 basis points when compared to adjusted third quarter 2014 operating margins.
Free cash flow in the quarter was $176 million and was $327 million for the first nine months of 2015. The company expects to deliver full year free cash flow equal to approximately 100 percent of adjusted net income.
Pentair paid dividends of $0.32 per share in the third quarter of 2015. Pentair previously announced on December 10, 2014 that its Board of Directors approved a 16 percent increase in the company's regular annual cash dividend rate for 2015 to $1.28 from $1.10. 2015 marks the 39th consecutive year that Pentair has increased its dividend.
THIRD QUARTER BUSINESS HIGHLIGHTS
All references to changes in core sales exclude the impact of currency translation and acquisitions. See attached reconciliations of these Non-GAAP measures.
Valves & Controls delivered third quarter 2015 sales of $441 million, down 28 percent versus the prior year quarter. Core sales declined 18 percent year over year for the third quarter and FX translation was negative 10 percent. Backlog including FX decreased 3 percent sequentially to $1.2 billion.

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Core sales in the Energy vertical, which accounted for approximately 60 percent of Valves & Controls revenue in the quarter, decreased 17 percent. Core sales to the oil & gas industry were down 17 percent while core sales to the power industry decreased 18 percent. Core sales to the mining industry decreased 30 percent.

•	Core sales in the Industrial vertical, which accounted for approximately 40 percent of Valves & Controls revenue in the quarter, decreased 18 percent.
Valves & Controls delivered third quarter segment income of $56 million, down 48 percent compared to $108 million in the same quarter last year. Third quarter segment margins decreased 510 basis points to 12.6 percent.
Flow & Filtration Solutions third quarter sales were $363 million, down 8 percent versus the prior year quarter. Core sales declined 1 percent in the third quarter and FX translation was negative 7 percent.

•	Core sales in the Residential & Commercial vertical, which accounted for approximately 35 percent of Flow & Filtration Solutions revenue in the quarter, decreased 5 percent.

•	Core sales in the Food & Beverage vertical, which accounted for approximately 30 percent of Flow & Filtration Solutions revenue in the quarter, increased 11 percent.

•	Core sales in the Infrastructure vertical, which accounted for approximately 15 percent of Flow & Filtration Solutions revenue in the quarter, increased 6 percent.

•	Core sales in the Industrial vertical, which accounted for approximately 15 percent of Flow & Filtration Solutions revenue in the quarter, decreased 19 percent.
Flow & Filtration Solutions third quarter segment income of $53 million was flat as compared to the same period last year. Segment margins increased by 100 basis points to 14.6 percent.
Water Quality Systems delivered third quarter 2015 sales of $322 million, down 1 percent versus the prior year quarter. Core sales grew 3 percent in the third quarter and FX translation was negative 4 percent.

•	Core sales in the Residential & Commercial vertical, which accounted for approximately 85 percent of Water Quality Systems revenue in the quarter, increased 4 percent.

•	Core sales in the Food & Beverage vertical, which accounted for approximately 15 percent of Water Quality Systems revenue in the quarter was flat.
Water Quality Systems delivered third quarter segment income of $61 million, which represented an 8 percent increase compared to $56 million in the same quarter last year. Third quarter 2015 segment margins increased 150 basis points to 18.8 percent.
Technical Solutions delivered third quarter 2015 sales of $432 million, down 1 percent versus the prior year quarter. Core sales grew 2 percent, acquisitions contributed an additional 3 percent in the third quarter, and FX translation was negative 6 percent.

•	Core sales in the Industrial vertical, which accounted for approximately 45 percent of Technical Solutions revenue in the quarter, decreased 1 percent.

•	Core sales in the Energy vertical, which accounted for approximately 25 percent of Technical Solutions revenue in the quarter, increased 9 percent.

•	Core sales in the Residential & Commercial vertical, which accounted for approximately 20 percent of Technical Solutions revenue in the quarter, increased 9 percent.

•	Core sales in the Infrastructure vertical, which accounted for approximately 10 percent of Technical Solutions revenue in the quarter, decreased 17 percent.
Technical Solutions delivered third quarter segment income of $101 million, flat compared to $101 million in the same quarter last year. Third quarter 2015 segment margins increased 30 basis points to 23.4 percent.
OUTLOOK
The company updated its full year 2015 adjusted EPS guidance to a range of $3.84 - $3.86, which excludes approximately $0.50 per share of non-cash intangible amortization. The prior 2015 adjusted EPS guidance of $3.80 - $3.90 excluded non-cash intangible amortization. On a comparable basis to the company's updated guidance, 2014 adjusted EPS was $4.23 excluding $0.45 of non-cash intangible amortization. The company anticipates full year 2015 sales of $6.4 billion, or down approximately 9 percent compared to 2014 sales on a reported basis and down 4 percent on a core basis. The company expects to generate free cash flow equal to approximately 100 percent of adjusted net income in 2015.

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Pentair excludes non-cash intangible amortization from adjusted EPS guidance to better reflect the company's performance. The company introduced fourth quarter 2015 adjusted EPS guidance of $1.03 - $1.05, which excludes $0.17 of non-cash intangible amortization, and down approximately 10 to 12 percent versus the same quarter last year's adjusted EPS. The company expects fourth quarter revenue to be approximately $1.7 billion, which would be down approximately 3 percent on a reported basis and down 5 percent on a core basis excluding FX translation and acquisitions compared to fourth quarter 2014 revenue.
EARNINGS CONFERENCE CALL
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company’s performance and third quarter 2015 results on a two-way conference call with investors at 9:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investors section of the company’s website, www.pentair.com, shortly before the call begins. Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, both of which can be found on Pentair’s website. The webcast and presentation will be archived at the company’s website following the conclusion of the event.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the ability to achieve the benefits of planned cost take-out actions; the ability to successfully identify, complete and integrate acquisitions, including the ability to successfully integrate and achieve the expected benefits of the acquisition of ERICO Global Company; overall global economic and business conditions; competition and pricing pressures in the markets we serve; the strength of housing and related markets; volatility in currency exchange rates and commodity prices; inability to generate savings from excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices; increased risks associated with operating foreign businesses; the ability to deliver backlog and win future project work; failure of markets to accept new product introductions and enhancements; the ability to successfully complete the disposition of the remaining portion of the Water Transport business on anticipated terms and timetable; the impact of changes in laws and regulations, including those that limit U.S. tax benefits; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating goals. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including in our 2014 Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this press release. We assume no obligation, and disclaim any obligation, to update the information contained in this press release.
ABOUT PENTAIR PLC
Pentair plc (www.pentair.com) delivers industry-leading products, services and solutions for its customers’ diverse needs in water and other fluids, thermal management and equipment protection. With 2014 revenues of $7.0 billion, Pentair employs approximately 30,000 people worldwide.
PENTAIR CONTACTS:
Jim Lucas
Vice President, Investor Relations & Strategic Planning
Direct: 763-656-5575
Email: jim.lucas@pentair.com

Rebecca Osborn
Senior Manager, External Communications
Direct: 763-656-5589
Email: rebecca.osborn@pentair.com

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended		Nine months ended
In millions, except per-share data	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net sales	$1,552.1	$1,758.4	$4,688.3	$5,236.5
Cost of goods sold	1,012.0	1,133.7	3,071.8	3,401.4
Gross profit	540.1	624.7	1,616.5	1,835.1
% of net sales	34.8%	35.5%	34.5%	35.0%
Selling, general and administrative	330.2	328.8	958.7	1,071.0
% of net sales	21.3%	18.8%	20.5%	20.6%
Research and development	29.9	28.5	88.7	88.2
% of net sales	1.9%	1.6%	1.9%	1.7%
Operating income	180.0	267.4	569.1	675.9
% of net sales	11.6%	15.2%	12.1%	12.9%
Other (income) expense:
Equity income of unconsolidated subsidiaries	(0.9)	(0.3)	(2.0)	(0.9)
Loss on sale of business	—	—	—	0.2
Net interest expense	31.3	17.1	68.1	51.1
% of net sales	2.0%	1.0%	1.5%	1.0%
Income from continuing operations before income taxes	149.6	250.6	503.0	625.5
Provision for income taxes	34.4	58.1	115.7	148.3
Effective tax rate	23.0%	23.2%	23.0%	23.7%
Net income from continuing operations	115.2	192.5	387.3	477.2
Income (loss) from discontinued operations, net of tax	—	1.6	(5.6)	2.6
Loss from sale / impairment of discontinued operations, net of tax	—	(380.1)	(4.8)	(385.7)
Net income (loss)	$115.2	$(186.0)	$376.9	$94.1
Earnings (loss) per ordinary share
Basic
Continuing operations	$0.64	$1.01	$2.15	$2.47
Discontinued operations	—	(1.99)	(0.06)	(1.98)
Basic earnings (loss) per ordinary share	$0.64	$(0.98)	$2.09	$0.49
Diluted
Continuing operations	$0.63	$1.00	$2.12	$2.43
Discontinued operations	—	(1.95)	(0.06)	(1.95)
Diluted earnings (loss) per ordinary share	$0.63	$(0.95)	$2.06	$0.48
Weighted average ordinary shares outstanding
Basic	180.2	190.2	180.1	193.2
Diluted	182.6	193.1	182.6	196.4
Cash dividends paid per ordinary share	$0.32	$0.30	$0.96	$0.80

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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 26, 2015	December 31, 2014
In millions
Assets
Current assets
Cash and cash equivalents	$144.9	$110.4
Accounts and notes receivable, net	1,136.5	1,205.9
Inventories	1,296.2	1,130.4
Other current assets	385.7	366.8
Current assets held for sale	0.9	80.6
Total current assets	2,964.2	2,894.1
Property, plant and equipment, net	921.4	950.0
Other assets
Goodwill	5,827.4	4,741.9
Intangibles, net	2,515.6	1,608.1
Other non-current assets	426.7	436.2
Non-current assets held for sale	15.6	24.9
Total other assets	8,785.3	6,811.1
Total assets	$12,670.9	$10,655.2
Liabilities and Equity
Current liabilities
Current maturities of long-term debt and short-term borrowings	$3.2	$6.7
Accounts payable	531.0	583.1
Employee compensation and benefits	264.6	305.5
Other current liabilities	693.9	709.1
Current liabilities held for sale	3.5	35.1
Total current liabilities	1,496.2	1,639.5
Other liabilities
Long-term debt	4,983.2	2,997.4
Pension and other post-retirement compensation and benefits	301.6	322.0
Deferred tax liabilities	827.9	528.3
Other non-current liabilities	525.6	497.7
Non-current liabilities held for sale	0.5	6.5
Total liabilities	8,135.0	5,991.4
Equity	4,535.9	4,663.8
Total liabilities and equity	$12,670.9	$10,655.2

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
	Nine months ended
In millions	September 26, 2015	September 27, 2014
Operating activities
Net income	$376.9	$94.1
Loss (income) from discontinued operations, net of tax	5.6	(2.6)
Loss from sale / impairment of discontinued operations, net of tax	4.8	385.7
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities of continuing operations
Equity income of unconsolidated subsidiaries	(2.0)	(0.9)
Depreciation	101.4	103.9
Amortization	83.8	85.9
Deferred income taxes	1.9	6.7
Share-based compensation	27.5	24.8
Excess tax benefits from share-based compensation	(6.0)	(10.0)
Amortization of bridge financing fees	10.8	—
Loss (gain) on sales of assets and businesses	(7.7)	1.2
Changes in assets and liabilities, net of effects of business acquisitions
Accounts and notes receivable	85.8	71.5
Inventories	(115.3)	(38.5)
Other current assets	(45.1)	(36.8)
Accounts payable	(82.3)	(34.4)
Employee compensation and benefits	(42.0)	(11.9)
Other current liabilities	30.5	95.4
Other non-current assets and liabilities	(25.5)	(45.9)
Net cash provided by (used for) operating activities of continuing operations	403.1	688.2
Net cash provided by (used for) operating activities of discontinued operations	(7.2)	(4.8)
Net cash provided by (used for) operating activities	395.9	683.4
Investing activities
Capital expenditures	(100.6)	(92.5)
Proceeds from sale of property and equipment	24.8	4.1
Acquisitions, net of cash acquired	(1,913.0)	—
Other	(0.8)	0.9
Net cash provided by (used for) investing activities of continuing operations	(1,989.6)	(87.5)
Net cash provided by (used for) investing activities of discontinued operations	59.0	—
Net cash provided by (used for) investing activities	(1,930.6)	(87.5)
Financing activities
Net receipts (repayments) of short-term borrowings	(2.0)	0.3
Net receipts of commercial paper and revolving long-term debt	276.5	426.2
Proceeds from long-term debt	1,714.8	—
Repayments of long-term debt	(4.6)	(13.2)
Debt issuance costs	(26.8)	—
Excess tax benefits from share-based compensation	6.0	10.0
Shares issued to employees, net of shares withheld	21.9	30.3
Repurchases of ordinary shares	(200.0)	(850.0)
Dividends paid	(173.3)	(156.2)
Purchase of noncontrolling interest	—	(134.7)
Net cash provided by (used for) financing activities	1,612.5	(687.3)
Effect of exchange rate changes on cash and cash equivalents	(43.3)	(8.0)
Change in cash and cash equivalents	34.5	(99.4)
Cash and cash equivalents, beginning of period	110.4	256.0
Cash and cash equivalents, end of period	$144.9	$156.6
Free cash flow
Net cash provided by (used for) operating activities of continuing operations	$403.1	$688.2
Capital expenditures	(100.6)	(92.5)
Proceeds from sale of property and equipment	24.8	4.1
Free cash flow	$327.3	$599.8

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2015
In millions	First Quarter	Second Quarter	Third Quarter	Nine Months
Net sales
Valves & Controls	$429.2	$496.4	$440.9	$1,366.5
Flow & Filtration Solutions	350.1	374.6	362.7	1,087.4
Water Quality Systems	306.9	387.7	322.0	1,016.6
Technical Solutions	395.8	407.1	432.3	1,235.2
Other	(7.0)	(4.6)	(5.8)	(17.4)
Consolidated	$1,475.0	$1,661.2	$1,552.1	$4,688.3
Segment income (loss)*
Valves & Controls	$55.4	$64.4	$55.7	$175.5
Flow & Filtration Solutions	35.9	56.3	52.8	145.0
Water Quality Systems	51.8	88.2	60.5	200.5
Technical Solutions	77.6	86.4	101.0	265.0
Other	(21.9)	(22.4)	(20.8)	(65.1)
Consolidated	$198.8	$272.9	$249.2	$720.9
Segment income as a percent of net sales
Valves & Controls	12.9%	13.0%	12.6%	12.8%
Flow & Filtration Solutions	10.2%	15.0%	14.6%	13.3%
Water Quality Systems	16.9%	22.8%	18.8%	19.7%
Technical Solutions	19.6%	21.2%	23.4%	21.5%
Consolidated	13.5%	16.4%	16.1%	15.4%

	2014
In millions	First Quarter	Second Quarter	Third Quarter	Nine Months
Net sales
Valves & Controls	$531.0	$628.6	$607.9	$1,767.5
Flow & Filtration Solutions	401.1	424.5	394.1	1,219.7
Water Quality Systems	304.0	377.9	324.1	1,006.0
Technical Solutions	415.3	408.6	438.8	1,262.7
Other	(7.4)	(5.5)	(6.5)	(19.4)
Consolidated	$1,644.0	$1,834.1	$1,758.4	$5,236.5
Segment income (loss)*
Valves & Controls	$74.3	$100.9	$107.6	$282.8
Flow & Filtration Solutions	42.3	61.8	53.5	157.6
Water Quality Systems	50.3	84.7	56.0	191.0
Technical Solutions	83.9	81.9	101.1	266.9
Other	(21.7)	(21.0)	(22.4)	(65.1)
Consolidated	$229.1	$308.3	$295.8	$833.2
Segment income (loss) as a percent of net sales
Valves & Controls	14.0%	16.1%	17.7%	16.0%
Flow & Filtration Solutions	10.6%	14.6%	13.6%	12.9%
Water Quality Systems	16.6%	22.4%	17.3%	19.0%
Technical Solutions	20.2%	20.0%	23.1%	21.1%
Consolidated	13.9%	16.8%	16.8%	15.9%
* Segment income (loss) represents operating income (loss) from continuing operations exclusive of non-cash intangible amortization, certain acquisition related expenses, costs of restructuring activities, “mark-to-market" gain (loss) for pension and other post-retirement plans, impairments, and other unusual non-operating items.

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Pentair plc and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2015 to the “Adjusted” non-GAAP excluding the effect of 2015 adjustments (Unaudited)

	Actual			Forecast
In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter		Full Year
Total Pentair
Net sales	$1,475.0	$1,661.2	$1,552.1	approx	$1,745	approx	$6,430
Operating income—as reported	171.2	217.9	180.0	approx	158	approx	726
% of net sales	11.6%	13.1%	11.6%	approx	9.1%	approx	11.3%
Adjustments:
Restructuring and other	—	25.5	25.3	approx	54	approx	105
Intangible amortization	27.6	28.0	28.2	approx	39	approx	123
Inventory step-up	—	1.5	1.4	approx	29	approx	32
Deal related costs and expenses	—	—	14.3	approx	—	approx	14
Operating income—as adjusted	198.8	272.9	249.2	approx	280	approx	1,000
% of net sales	13.5%	16.4%	16.1%	approx	16.0%	approx	15.6%
Net income from continuing operations—as reported	118.2	153.9	115.2	approx	96	approx	484
Amortization of bridge financing fees	—	—	8.3	approx	—	approx	8
Adjustments, net of tax	21.2	42.4	53.2	approx	94	approx	211
Net income from continuing operations—as adjusted	$139.4	$196.3	$176.7	approx	$190	approx	$703
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.65	$0.84	$0.63	approx	$0.52 - $0.54	approx	$2.64 - $2.66
Adjustments	0.11	0.24	0.34	approx	0.51	approx	1.20
Diluted earnings per ordinary share—as adjusted	$0.76	$1.08	$0.97	approx	$1.03 - $1.05	approx	$3.84 - $3.86

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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Vertical
for the quarter ending September 26, 2015 (Unaudited)
	Q3 Net Sales Growth
	Core	Currency	Acq./ Div.	Total
Valves & Controls	(17.6)%	(9.9)%	—%	(27.5)%
Industrial	(18.1)%	(8.0)%	—%	(26.1)%
Energy	(17.3)%	(11.0)%	—%	(28.3)%
Flow & Filtration Solutions	(1.0)%	(7.0)%	—%	(8.0)%
Industrial	(18.5)%	4.0%	—%	(14.5)%
Residential & Commercial	(4.7)%	(8.4)%	—%	(13.1)%
Food & Beverage	11.2%	(9.6)%	—%	1.6%
Infrastructure	5.7%	(10.2)%	—%	(4.5)%
Water Quality Systems	2.8%	(3.5)%	—%	(0.7)%
Residential & Commercial	3.8%	(3.3)%	—%	0.5%
Food & Beverage	(0.1)%	(3.8)%	—%	(3.9)%
Technical Solutions	2.0%	(6.5)%	3.0%	(1.5)%
Industrial	(0.8)%	(5.8)%	1.0%	(5.6)%
Residential & Commercial	8.6%	(5.6)%	10.1%	13.1%
Energy	8.6%	(5.3)%	1.5%	4.8%
Infrastructure	(16.9)%	(5.1)%	4.1%	(17.9)%
Total Pentair	(5.3)%	(7.1)%	0.7%	(11.7)%
Industrial	(10.9)%	(6.2)%	0.4%	(16.7)%
Residential & Commercial	2.2%	(5.4)%	1.5%	(1.7)%
Energy	(10.1)%	(9.7)%	0.3%	(19.5)%
Food & Beverage	7.4%	(7.3)%	—%	0.1%
Infrastructure	(4.7)%	(8.0)%	2.0%	(10.7)%

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Pentair plc and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2014 to the “Adjusted” non-GAAP excluding the effect of 2014 adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total Pentair
Net sales	$1,644.0	$1,834.1	$1,758.4	$1,802.5	$7,039.0
Operating income—as reported	182.1	226.4	267.4	176.0	851.9
% of net sales	11.1%	12.3%	15.2%	9.8%	12.1%
Adjustments:
Restructuring and other	17.0	44.1	—	48.5	109.6
Intangible amortization	28.5	29.0	28.4	28.1	114.0
Pension and other post-retirement mark-to-market loss	—	—	—	49.9	49.9
Redomicile related expenses	1.5	8.8	—	—	10.3
Operating income—as adjusted	229.1	308.3	295.8	302.5	1,135.7
% of net sales	13.9%	16.8%	16.8%	16.8%	16.1%
Net income from continuing operations—as reported	125.5	159.2	192.5	129.8	607.0
Adjustments, net of tax	38.1	63.5	21.5	87.6	210.7
Net income from continuing operations—as adjusted	$163.6	$222.7	$214.0	$217.4	$817.7
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.63	$0.81	$1.00	$0.70	$3.14
Adjustments	0.19	0.32	0.11	0.47	1.09
Diluted earnings per ordinary share—as adjusted	$0.82	$1.13	$1.11	$1.17	$4.23